[***] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. SHAREHOLDERS AGREEMENT by and among WEBTOON ENTERTAINMENT INC., REDICE & COMPANY, INC., TAIL HAN and RI GAMES HOLDINGS INC. Dated as of August 6, 2026

1 SHAREHOLDERS AGREEMENT This SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of August 6, 2026 (the “Signing Date”), by and among the following parties (each, a “Party” and, collectively, the “Parties”): (1) REDICE & COMPANY, INC., a joint-stock company (jusik hoesa in Korean) organized and existing under the Laws of Korea, having its principal place of business at 731-ho and 732-ho, 92 Jomaru-ro 385beon-gil, Wonmi-gu, Bucheon-si, Gyeonggi-do, Korea (the “Existing Shareholder”); (2) WEBTOON ENTERTAINMENT INC., a corporation established and existing under the Laws of the State of Delaware, having its principal place of business at 222 N. Pacific Coast Hwy, Suite 2300, El Segundo, California 90245, United States (the “Investor” and, together with the Existing Shareholder, each, a “Shareholder” and, collectively, the “Shareholders”); (3) TAIL HAN, a Korean citizen and resident, with his residential address at [***] (the “Founder”); and (4) RI GAMES HOLDINGS INC., a joint stock company (jusik hoesa in Korean) established and existing under the Laws of Korea, with its registered office at C-79 ho, 6th Floor, 78, Jungdong-ro 254beon-gil, Wonmi-gu, Bucheon-si, Gyeonggi-do, Korea (the “Company”). RECITALS WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of the date hereof, by and between the Existing Shareholder and the Investor (the “Share Purchase Agreement”), the Existing Shareholder has agreed to sell and transfer to the Investor, and the Investor has agreed to purchase and acquire from the Existing Shareholder, (i) firstly, 2,999 Shares (the closing of such sale and purchase, the “First Closing”) and (ii) following the First Closing and subject to the satisfaction of certain additional conditions, secondly, 6,001 Shares (the closing of such sale and purchase, the “Second Closing”); and WHEREAS, the Shareholders desire to enter into this Agreement, which will take effect from the Effective Date in Section 9.1 below, to provide for the terms and conditions applicable to their respective rights and obligations regarding their participation in and management of the Company, and their respective rights and obligations as shareholders of the Company, as set forth herein. NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties, intending to be legally bound hereby, agree as follows: ARTICLE I DEFINITIONS Certain Defined Terms. The following terms are used in this Agreement with the respective meanings ascribed to such terms in this Section 1.1, except as expressly provided herein or as the context may require otherwise:

2 “60-Day VWAP” means, as of any specified date of determination, the volume- weighted average price per share of the Investor Shares on the Nasdaq Stock Market (or the principal securities exchange or quotation system on which the Investor Shares are then listed or quoted), as reported by Bloomberg L.P. (or, if such information is not available from Bloomberg L.P., then, by another internationally recognized financial information service mutually agreed by the Existing Shareholder and the Investor), for the regular trading sessions over sixty (60) consecutive trading days ending on (and including) the trading day immediately preceding the specified date of determination (without regard to any pre-market, after-hours or other trading outside the regular trading session), in each case converted into Korean Won at the arithmetic average of the daily USD/KRW exchange rates reported by Bloomberg L.P. (based on the rate as of 4:00 p.m., New York time, on each such trading day or, if such information is not available from Bloomberg L.P., the corresponding rate as of such time reported by another internationally recognized financial information service mutually agreed by the Existing Shareholder and the Investor) over the same sixty (60) trading-day period (such resulting amount expressed in Korean Won per share); provided, that, if any stock split, reverse stock split, stock dividend, stock combination, recapitalization, reclassification or other similar event affecting the Investor Shares occurs at any time on or after the first day of the earliest sixty (60) trading-day period used to determine any 60-Day VWAP relevant to a given calculation, and prior to the payment, issuance or other settlement of the consideration determined by reference thereto, then each 60-Day VWAP used in such calculation (and the daily volume-weighted average prices comprising it) shall be equitably and proportionately adjusted so as to place all such 60-Day VWAPs on a single, consistent share basis and to preserve the intended economic effect of the relevant provision; provided, further, that if, during any sixty (60) trading-day period used to determine a 60-Day VWAP, trading in the Investor Shares is suspended or materially limited on the relevant exchange or quotation system for all or a material portion of any trading day, such trading day shall be disregarded for purposes of such determination and the relevant measurement period shall be extended by one additional trading day for each trading day so disregarded; provided, further, that the relevant measurement period shall not be extended by more than ten (10) trading days in the aggregate, and, if the number of trading days so disregarded exceeds ten (10), the 60-Day VWAP shall not be determined pursuant to the foregoing provisions, and the relevant determination shall be made as separately agreed between the Existing Shareholder and the Investor. “Affiliate” means, with respect to any Person, any (a) other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person, and (b) in the case of any Person who is a natural person, spouse, civil partner, parent, child or sibling of such specified Person or parent, child or sibling of a spouse or civil partner of such specified Person. For purposes of this Agreement, (x) a “ke-yul-hoe-sa” (계열회사 in Korean) of a Person under the Monopoly Regulation and Fair Trade Act of Korea shall also be deemed as such Person’s Affiliate and (y) if used in relation to the Company, the term “Affiliate” shall include all other Company Entities. “Affiliate Transferee” has the meaning given to it in Section 3.4(c). “Agreed Cash Amount” has the meaning given to it in Section 4.1(c)(i). “Agreement” has the meaning given to it in the preamble to this Agreement. “Approved Projects” has the meaning given to it in Section 2.5(d). “Asset” has the meaning given to it in Section 3.3(b)(i).

3 “Asset Exercise Period” has the meaning given to it in Section 3.3(c). “Asset Proposed Terms” has the meaning given to it in Section 3.3(b)(i). “Asset Purchase Notice” has the meaning given to it in Section 3.3(c). “Asset Sale” has the meaning given to it in Section 3.3(a). “Asset Sale Notice” has the meaning given to it in Section 3.3(a). “Asset Transferee” has the meaning given to it in Section 3.3(a). “Business Day” means any day except a Saturday, Sunday or any other day on which banks in Seoul, Korea or California, U.S. are required or authorized to close. “Capital Call Notice” has the meaning given to it in Section 5.2(b). “Commitment Notice” has the meaning given to it in Section 5.3(b). “Commitment Period” has the meaning given to it in Section 5.2(a). “Company” has the meaning given to it in the preamble to this Agreement. “Company Entity” means any of: (a) the Company, (b) Offbeat Inc., a company organized under the Laws of Korea (“Offbeat”), (c) GrayGames Inc., a company organized under the Laws of Korea (“GrayGames”), (d) WELINK, Inc., a company organized under the Laws of Korea and (e) any Subsidiary of a Company Entity which is hereinafter established or acquired by such Company Entity. “Competing Business” has the meaning given to it in Section 7.2(a). “Confidential Information” has the meaning given to it in Section 10.1. “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise. “Dispute Notice” has the meaning given to it in Section 2.7(b). “Effective Date” has the meaning given to it in Section 9.1. “Elected Transfer Shares” has the meaning given to it in Section 3.1(c). “Equity Securities” means, with respect to a Person, any and all shares of capital stock of such Person, any other securities convertible into, or exchangeable or exercisable for, such shares of capital stock, and options, warrants or other rights to acquire such shares of capital stock and any other securities of such Person that represent the right to receive any of the foregoing. “ES Proposed Terms” has the meaning given to it in Section 3.2(b). “ES Tag-Along Exercise Period” has the meaning given to it in Section 3.2(b).

4 “ES Tag-Along Notice” has the meaning given to it in Section 3.2(b). “ES Tag-Along Right” has the meaning given to it in Section 3.2(b). “ES Transfer Shares” has the meaning given to it in Section 3.2(b). “ES Transferee” has the meaning given to it in Section 3.2(b). “Excluded Business” has the meaning given to it in Section 7.2(a). “Existing Shareholder” has the meaning given to it in the preamble to this Agreement. “Existing Shareholder Put Base Amount” has the meaning given to it in Section 4.1(c). “Existing Shareholder Put Closing” has the meaning given to it in Section 4.1(d). “Existing Shareholder Put Exercise Date” has the meaning given to it in Section 4.1(b). “Existing Shareholder Put Exercise Period” has the meaning given to it in Section 4.1(a). “Existing Shareholder Put Measurement Period” has the meaning given to it in Section 4.1(a). “Existing Shareholder Put Notice” has the meaning given to it in Section 4.1(b). “Existing Shareholder Put Option” has the meaning given to it in Section 4.1(a). “Existing Shareholder Put Price” has the meaning given to it in Section 4.1(c). “Existing Shareholder Put Shares” has the meaning given to it in Section 4.1(a). “Existing Shareholder Put Triggering Event” has the meaning given to it in Section 4.1(a). “Existing Shareholder Share Commitment” has the meaning given to it in Section 5.3(a). “First Closing” has the meaning given to it in the recitals to this Agreement. “Founder” has the meaning given to it in the preamble to this Agreement. “Game Business” has the meaning given to it in Section 2.5(c). “Governmental Approval” means permits, licenses, certificates, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, clearances, rights, privileges or exemptions from, or filings, declarations or registrations with, any Governmental Authority. “Governmental Authority” means any Korean or foreign national, state, provincial or local legislative, administrative or regulatory authority, agency, court, arbitral tribunal, body, commission, board, bureau, instrumentality or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body, stock exchange, or public international organization (which includes, for the avoidance of doubt, the U.S. Securities and Exchange Commission).

5 “Governmental Order” means any judicial or administrative judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination, resolution or award of any Governmental Authority. “Indemnified Party” has the meaning given to it in Article VIII. “Indemnifying Party” has the meaning given to it in Article VIII. “Independent Accountant” has the meaning given to it in Section 2.7(c). “Intellectual Property” means all intellectual property rights or other proprietary rights protected and recognized under applicable Law of the relevant jurisdiction, whether registered or unregistered, including all rights in and to the following: (a) patents (including design patents), utility models and patentable inventions; (b) trademarks, service marks, trade dress, design rights, brand names, logos, trade names, slogans, certification marks, corporate names and all other identifiers of source or origin, and together with the goodwill connected with the use of and symbolized by any of the foregoing; (c) rights in works of authorship including copyrights and copyrightable works; (d) any trade secrets; (e) databases, and (f) internet domain names; and (g) any applications, registrations, re-issues, divisions, renewals, extensions, provisionals, revisions, re-examinations, continuations and continuations-in-part relating to any of the foregoing (as applicable), each of which shall be deemed to be included in the foregoing clauses (a) to (f), as applicable. “Investor” has the meaning given to it in the preamble to this Agreement. “Investor Capital Commitment” has the meaning given to it in Section 5.2(a). “Investor Put Closing” has the meaning given to it in Section 4.2(e)(i). “Investor Put Exercise Date” has the meaning given to it in Section 4.2(b). “Investor Put Exercise Period” has the meaning given to it in Section 4.2(a). “Investor Put Notice” has the meaning given to it in Section 4.2(b). “Investor Put Option” has the meaning given to it in Section 4.2(a). “Investor Put Price” has the meaning given to it in Section 4.2(c). “Investor Put Shares” has the meaning given to it in Section 4.2(a). “Investor Shares” means the shares of the Investor listed on the Nasdaq Stock Market or such other stock exchange on which such shares are listed from time to time. “IPO” means, with respect to any Person, the initial public offering of such Person’s Equity Securities on a Korean stock exchange or other internationally recognized stock exchange. “Joinder Agreement (Affiliate)” has the meaning given to it in Section 3.4(c). “Joinder Agreement (Non-Affiliate)” has the meaning given to it in Section 3.4(b). “Law” means any law, statute, ordinance, rule, regulation, code, treaties, subordinate legislation, directive, by-law, circular, Governmental Order or other requirement or

6 interpretation with legal effect, as enacted, issued, promulgated, enforced or entered by a Governmental Authority. “Lien” means any pledge, mortgage, encumbrance, lien, security interest, claim, easement, option, voting agreement, right of pre-emption, conditional sale, right of first refusal, order or charge, or any adverse claim of title, ownership or use, or any other third party right, agreement, arrangement or obligation of any kind restricting transfer or use. “Losses” means losses, damages, claims, reasonable costs and expenses (including reasonable attorneys’ fees and expenses), interest, awards, judgments and penalties. “Material Adverse Effect” means any event, change, circumstance, condition, development, effect or occurrence which, individually or in the aggregate, has or would reasonably be expected to (a) have the effect of preventing, materially delaying or materially impairing the ability of the Investor and/or the Existing Shareholder, as the case may be, to consummate any relevant transaction(s) contemplated in Section 4.1 and Section 5.3 hereof or (b) have a materially adverse effect on the business, results of operations or financial condition of the relevant Party and (in case the relevant Party is a corporate entity) its Subsidiaries, as the case may be, taken as a whole; provided, that none of the following (nor any adverse change, effect, occurrence, state of facts or circumstance relating to or arising from the following) shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would occur: (i) the execution and performance of this Agreement or the pendency or completion of the transactions contemplated hereby; (ii) general changes or developments in the industry or market sector in which the relevant Party and (in case the relevant Party is a corporate entity) its Subsidiaries, as the case may be, do business (other than to the extent such changes or developments adversely affect the relevant Party and (in case the relevant Party is a corporate entity) its Subsidiaries, as the case may be, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in the same region); (iii) any change in applicable Law or accounting regulations, or in principles or interpretations thereof; (iv) any outbreak or escalation of hostilities or war, any act of terrorism, or any “Acts of God,” natural disasters or weather effects (including hurricane, flood, tornado or earthquake), pandemic and epidemics; (v) any action taken (or omitted to be taken) by the relevant Party or a Company Entity that is expressly required by the terms of this Agreement, or that is pursuant to a specific written request of the counterparty to the relevant transaction; or (vi) any failure by any Company Entity to meet its internal or published projections, budgets, plans, forecasts or estimates of its revenues, earnings or other financial performance or results of operations for any period (provided, that the underlying facts giving rise to such failure may be taken into account in determining the Material Adverse Effect to the extent not otherwise excluded herein). “Material Assets” has the meaning given to it in Section 3.3(a). “Maximum Commitment Amount” has the meaning given to it in Section 5.3(a). “Minority Shareholder” means either the Existing Shareholder or the Investor, as the case may be, who has fewer Equity Securities of the Company than the other Shareholder. “Necessary Action” means, with respect to a specified result, all actions to be taken by any Person that are permitted by Law and necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Equity Securities held by such Person, (b) causing the adoption of shareholders’ resolutions and amendments to the applicable

7 organizational documents, (c) causing members of the board of directors and/or executive officers (to the extent such members or officers were nominated or designated by such Person, and subject to any fiduciary duties that such members or officers may have as directors) to act in a certain manner or causing them to be removed, dismissed or replaced in the event they do not act in such a manner, (d) executing agreements and instruments and (e) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions that are required to achieve such result. “Ordinary Course” of a Person means any action taken by such Person which is consistent with the normal and past day-to-day customs, practices and procedures of such Person, is taken in the ordinary course of such Person’s business and operations and in compliance with applicable Law. “Overgeared” means the game titled “Overgeared” (“템빨” in Korean) being developed by GrayGames. “Participation Notice” has the meaning given to it in Section 5.1(b). “Participation Period” has the meaning given to it in Section 5.1(b). “Party” or “Parties” has the meaning given to it in the preamble to this Agreement. “PBSA Funding Notice” has the meaning given to it in Section 5.4(a). “Performance-Based Share Acquisition Amount” has the meaning given to it in Section 5.4(a). “Performance-Based Share Acquisition Funding” has the meaning given to it in Section 5.4(a). “Performance-Based Share Acquisition Triggering Event” has the meaning given to it in Section 5.4(a). “Person” means an individual, a partnership, a corporation, an association, a limited or an unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Governmental Authority. “Pro Rata Share” means, with respect to a Person, such Person’s then current shareholding percentage in the Company on an issued and outstanding basis. “Proposed Terms” has the meaning given to it in Section 3.1(b)(iii). “Proposed Transfer” has the meaning given to it in Section 3.1(a). “Put Share Cap” has the meaning given to it in Section 4.1(e). “Representatives” of any Person means such Person’s directors, managers, officers, principals, employees, agents, attorneys, accountants, consultants, advisors (including financial advisors), other authorized representatives and, if such Person is a partnership, general partner of such Person. “Response Period” has the meaning given to it in Section 2.2.

8 “Review Period” has the meaning given to it in Section 2.7(b). “ROFR Exercise Period” has the meaning given to it in Section 3.1(b)(iv). “ROFR Holder” has the meaning given to it in Section 3.1(a). “ROFR Purchase Notice” has the meaning given to it in Section 3.1(c). “ROFR Sale Notice” has the meaning given to it in Section 3.1(a). “Second Closing” has the meaning given to it in the recitals to this Agreement. “Second Closing Date” means the date on which the Second Closing occurs. “Second Closing Long Stop Date” has the meaning given to it in the Share Purchase Agreement. “Share Purchase Agreement” has the meaning given to it in the recitals to this Agreement. “Shareholder” or “Shareholders” has the meaning given to it in the preamble to this Agreement. “Shares” means shares of common stock, par value KRW 5,000 per share, of the Company. “Signing Date” has the meaning given to it in the preamble to this Agreement. “Signing Date VWAP” means the 60-Day VWAP determined as of the Signing Date hereof (and, for the purpose of this definition, the "specified date of determination" under the definition of 60-Day VWAP shall be the Signing Date hereof). “Subsidiary” means a subsidiary as defined under the Korean Commercial Code. “Tag-Along Period” has the meaning given to it in Section 3.2(a). “Tag-Along Right” has the meaning given to it in Section 3.2(a). “Target Revenue” means and includes any and all revenue arising from the business or operation of all Company Entities derived from the intellectual property of the games developed or published by the Company Entities, including without limitation the game business of the Company Entities and any ancillary businesses (derived from such intellectual property, such as merchandising, apparel, goods, accessories, movies, novels, animation, esports and the like). The Target Revenue shall be determined as follows: (i) separate (standalone) revenue of each Company Entity, including the recognition of gross revenue and net revenue, the timing of revenue recognition, and any revenue deductions or additions, shall be determined in accordance with the K-IFRS and the accounting policies of the Company Entities in accordance therewith effective as of the Second Closing Date; (ii) transactions among the Company Entities (intercompany transactions) shall be eliminated in accordance with the K-IFRS and the accounting policies of the Company Entities in accordance therewith effective as of the Second Closing Date; and (iii) the Target Revenue shall be calculated by aggregating the separate revenue of all Company Entities determined under clause (i) and deducting (eliminating) therefrom the intercompany transactions determined under clause (ii). For the purpose of this definition, [***]. “Target Revenue Report” has the meaning given to it in Section 2.7(a).

9 “Tax” means all income, profits, capital gains, franchise, gross receipts, payroll, sales, property, real estate, excise, customs, value added, securities transactions, stamp, environmental, withholding, employment, pensions and any other taxes and social security or insurance contributions, together with all interest, fines and penalties imposed with respect to such amounts. “Transfer” means, with respect to any Equity Securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Equity Securities or any participation or interest therein, or agree or commit to do any of the foregoing and (b) when used as a noun, an assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, however, that the Parties hereby acknowledge and agree that any Transfer of any Equity Securities of either the Investor or the Existing Shareholder by any shareholder thereof shall not be deemed as, nor become subject to, the Transfer of Equity Securities of the Company, and that such Transfer shall not be subject to any restriction hereunder. “Transfer Shares” has the meaning given to it in Section 3.1(b)(i). “Transferee” has the meaning given to it in Section 3.1(a). “Transferring Party” has the meaning given to it in Section 3.4(c). “Transferring Shareholder” has the meaning given to it in Section 3.1(a). “Trigger Reference Date” has the meaning given to it in Section 4.1(c)(ii). “Trigger Reference VWAP” has the meaning given to it in Section 4.1(c)(ii). “USD Equivalent” means, with respect to any amount expressed in a currency other than USD, the equivalent amount thereof in USD determined by applying the telegraphic transfer selling rate (T/T Selling Rate) quoted by the Hana Bank (or, another leading Korean commercial bank mutually agreed by the Investor and the Existing Shareholder, if the Hana Bank does not publish such rate on such date for any reason) at 10:00 a.m. (KST) on the date of remittance. “Webcomic IP-Based Game” means any game launched or serviced by any Company Entity that is based on webcomic Intellectual Property. Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Unless otherwise provided in this Agreement, (a) references to this “Agreement,” other agreements or documents are to this Agreement, other agreements or documents as amended, modified, or supplemented from time to time; (b) the term “include” or “including” used in this Agreement shall be deemed to be followed by the clause “without limitation”; (c) a singular noun shall be interpreted to include its plural form, and the opposite shall be the same, (d) the number of days referred to in this Agreement shall mean the number of calendar days unless expressly described as “Business Day”; (e) the word “or” shall not be exclusive; (f) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole

10 (including all of the Schedules hereto) and not to any particular provision of this Agreement; and (g) Article, Section and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified and (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as amended, modified or supplemented from time to time, including by succession of comparable successor Law, as of the applicable reference date. The Schedules referred to herein shall be construed with and deemed an integral part hereof to the same extent as if they were set forth verbatim herein. Headings of Articles and Sections in this Agreement are for convenience purposes only and shall not substantively affect the terms hereof. ARTICLE II CORPORATE GOVERNANCE Section 2.1 Board of Directors. (a) Board Composition and Quorum. The number of directors of each Company Entity shall be an odd number determined in accordance with its articles of incorporation and applicable Law, from and after the Second Closing upon a written request by a Party hereof; provided, that, from and after the Second Closing upon a written request by a Party hereof, the number of directors of each of Offbeat and GrayGames shall be five (5) or more, and that the number of directors of any other Company Entity shall be three (3) or more. A quorum for a meeting of the board of directors of any Company Entity shall consist of a majority of the incumbent directors, and no meeting of the board of directors shall be validly convened or constituted unless a quorum is present at such meeting. (b) Board Designation. Each Shareholder and the Company shall take all Necessary Actions to give effect to the following: (i) from and after the Second Closing, (x) the Investor shall have the right to designate a majority of the members of board of directors of each Company Entity (where the term “majority of the members” means the number of directors calculated as the total number of directors of the relevant Company Entity divided by two (2), and then rounded up to the nearest whole number); and (y) the Existing Shareholder shall have the right to designate the remaining members of the board of directors of each Company Entity (where the term “remaining members” means the number of directors calculated as the total number of directors of the relevant Company Entity subtracted by the specific number of directors designated by the Investor as described above), provided, however, that the Investor shall ensure and procure that the Existing Shareholder shall be entitled to designate at least one (1) member of the board of directors of each Company Entity (other than the Company); and (ii) notwithstanding the foregoing: (x) from and after any event when the number of Equity Securities held by the Investor becomes fewer than the number of Equity Securities held by the Existing Shareholder, the Existing Shareholder shall have the right to designate a majority of the members of board of directors of each Company Entity and the Investor’s board designation rights under this Section 2.1(b)(i) shall be reduced to the right to designate (A) one (1) director to the board of directors of the Company and (B) one (1) non-voting observer to attend each meeting of the board of directors of each other Company Entity (provided, however, that if the Investor’s shareholding in the Company falls below [***] of the issued and outstanding Equity Securities thereof, then the Investor’s foregoing right to designate one (1) director and one (1) non-voting observer shall terminate and the Existing Shareholder shall have the

11 sole and exclusive right to designate, remove and replace all members of the board of directors of each Company Entity, without any consent or approval of the Investor); and (y) from and after the Existing Shareholder Put Closing, the Investor shall have the sole and exclusive right to designate, remove and replace all members of the board of directors of each Company Entity, without any consent or approval of the Existing Shareholder. (c) Removal and Replacement. (i) If a Shareholder wishes to change any of its nominated director(s) of a Company Entity, with or without cause, before their terms have expired, each Shareholder and the Company shall take all Necessary Actions so as to ensure such change of the director. (ii) Any director elected pursuant to Section 2.1(b) may not be removed from office unless (x) such removal is directed or approved by the Shareholder originally entitled to designate such director pursuant to Section 2.1(b); (y) the Shareholder originally entitled to designate such director pursuant to Section 2.1(b) is no longer so entitled to designate such director; or (z) such removal is required by applicable Law; provided, that in the event any director of a Company Entity is removed pursuant to the foregoing clause (x) or (z), the Shareholder originally entitled to designate such director shall nominate a replacement director to fill the vacancy. If the replacement or dismissal of a director of a Company Entity pursuant to the foregoing sentence is without cause, then the Shareholder originally entitled to designate such director shall indemnify and hold the other Shareholder and the relevant Company Entity harmless from and against any Losses suffered by such Shareholder and the relevant Company Entity as a result of or in connection with the claims raised by such replaced director. (d) Director Rights. It is acknowledged and agreed that, except to the extent prohibited by applicable Laws and subject to fiduciary duties owed by such director, any director designated by a Shareholder pursuant to Section 2.1 shall be entitled to share with such Shareholder all information and documents provided to him/her in his/her capacity as such. Each Shareholder shall maintain in strict confidence any such information and documents received from a director designated by such Shareholder in accordance with Section 10.1. Section 2.2 Consent Rights for Minority Shareholder. The Company shall not, and shall cause each other Company Entity not to, directly or indirectly, engage in any of the following matters, whether in a single transaction or a series of related transactions, without the prior written consent of the Minority Shareholder (so long as the Minority Shareholder maintains at least [***] of the issued and outstanding Equity Securities of the Company) (for the avoidance of any doubt, any and all actions and transactions described and/or contemplated in this Agreement shall be deemed approved by the Parties, including the Minority Shareholder); provided, that, in order to initiate the consent process, the Company shall provide the Minority Shareholder with written notice detailing the proposed event at least thirty (30) days prior to its anticipated occurrence, and provided, further, that the Minority Shareholder shall respond to any such written notice by delivering to the Company a written notice of consent or non-consent within ten (10) Business Days following its receipt of the Company's written notice (the “Response Period”). If the Minority Shareholder fails to deliver such written notice of consent or non-consent within the Response Period, the Minority Shareholder shall be deemed to have consented to the proposed matter described in the

12 Company's written notice, in which case the Company (and the other Company Entities, as applicable) may thereupon proceed to engage in such matter without further consent of the Minority Shareholder: (i) merger or consolidation with or into any other Person, establishment of a joint venture, or a horizontal or vertical spin-off or comprehensive share transfer or exchange; (ii) any transaction involving a change of Control, restructuring, recapitalization, reorganization, or any liquidation, dissolution or winding-up of any Company Entity; (iii) any material change to the nature or scope of the business currently conducted by such Company Entity in the Ordinary Course including business restructuring and any discontinuation of business; (iv) the issuance of any Equity Securities to any Person (other than a Company Entity) or the raising of external capital by any Company Entity (other than the Company), as a result of which the Company no longer maintains an ownership interest of more than fifty percent (50%) in such Company Entity immediately following such transaction, other than (x) issuances set forth in the annual business plan and (y) grant of stock options; (v) adoption of or any proposed material change to the organizational documents of any Company Entity; (vi) declaration, setting aside, making or payment of any dividend or distribution, payable in cash, stock, property or otherwise, with respect to the Company’s shares, or any redemption, repurchase or other return of capital by the Company, in each case, other than those on a pro rata basis among all shareholders of the Company (provided, that this item shall apply only with respect to the Company); (vii) any action that may have dilutive effects on the current shareholding structure, including capital increase with consideration, issuance of any Equity Securities of the Company or grant of stock option (provided, that this item shall apply only with respect to the Company); (viii) any transaction, agreement or arrangement (or any amendment, waiver or termination thereof) between any Company Entity and any of its Affiliates and/or directors, including but not limited to shareholders, other than arm's-length transactions in the Ordinary Course; (ix) settlement, or waiver of any material litigation, arbitration or governmental proceeding (other than in the Ordinary Course); (x) any material change to the capital structure or terms, classes or types of shares of the Equity Securities of such Company Entity; (xi) any sale, transfer, lease or other disposal of any material assets of any Company Entity, other than (x) such transactions in the Ordinary Course and (y) any such transaction set forth in the annual business plan, in each case where such assets, individually or in a series of related transactions,

13 involve consideration or book value in excess of the greater of (i) [***] and (ii) [***] of the total assets of such Company Entity (based on its most recent annual financial statements); (xii) any sale, assignment, transfer, contribution or other disposal of ownership of, or the creation of any encumbrance over, any material Intellectual Property of any Company Entity (including any core game IP), other than (x) the licensing of Intellectual Property (whether exclusive or non-exclusive) in the Ordinary Course in furtherance of the Game Business and (y) any such transaction set forth in the annual business plan; (xiii) other than (x) as set forth in the annual business plan and (y) any intercompany financing among the Company Entities, (i) the incurrence of any indebtedness by any Company Entity, individually or in a series of related transactions, in excess of the greater of (a) [***] and (b) [***] of the total assets of such Company Entity (based on its most recent annual financial statements) in the aggregate in any fiscal year; or (ii) the granting by any Company Entity of any loan, guarantee, security, encumbrance, or indemnity in respect of the indebtedness or obligations of any Person (other than another Company Entity), where the amount so loaned, guaranteed, secured or indemnified exceeds [***] individually or [***] in the aggregate in any fiscal year; and (xiv) any approval, authorization or commitment to do any of the foregoing actions. In the event that the Company fails to comply with its obligations set forth in this Section 2.2, the Company shall, or shall cause the relevant Company Entity to, as the case may be, rescind and nullify such action or transaction, so that such action or transaction shall be deemed null and void ab initio. Section 2.3 Consultation Rights. From the Effective Date until the Existing Shareholder Put Closing or the Investor Put Closing, as applicable, the Company shall and shall cause the other Company Entities to, consult with the Minority Shareholder (so long as the Minority Shareholder maintains at least [***] of the issued and outstanding Equity Securities of the Company) prior to the occurrence of any of the events set forth below; provided, that, to initiate the consultation process, the Company shall provide the Minority Shareholder with written notice detailing the proposed event at least fifteen (15) days prior to its anticipated occurrence; provided, further, that such consultation shall not constitute a consent or approval of the Minority Shareholder in respect of any such event: (a) if any Company Entity (other than the Company) intends to pursue an IPO; and (b) if any Company Entity (other than the Company) intends to issue any Equity Securities or raise external capital. Section 2.4 Information Rights. The Company shall deliver to each Shareholder (so long as such Shareholder maintains at least [***] of the Equity Securities of the Company, on a fully-diluted and as-converted basis) the following: (a) Financials. The financial statements of the Company Entities (on a

14 standalone basis, including a balance sheet, statement of operations, statement of changes in stockholders’ equity, statement of cash flows, and footnotes) for the applicable reporting period; (b) Management Information. Within a reasonable period following the relevant Shareholder’s reasonable written request, any material management information prepared by any Company Entity that is included in its annual business plan or annual budget; and (c) Tax Compliance. Such other information and assistance as the relevant Shareholder may reasonably request to ensure compliance with its Tax reporting and filing obligations. Section 2.5 Support and Cooperation for the Game Business (a) The Company shall obtain the prior approval of the Investor (if and only if the Investor holds a majority of the issued and outstanding Equity Securities of the Company) with respect to each of the following matters: (i) Annual business plan. (ii) New project proposed by a Company Entity for the development of a new game, if and only if (a) the new game does not include or utilize any Intellectual Property which is serialized on platforms operated by the Investor or any of its Affiliates, and (b) there is no plan for the serialization of such Intellectual Property as a webcomic prior to the launch of the game. Provided, that, with respect to item (i), the Investor shall use its reasonable best effort to approve any annual business plan that does not project [***]; provided, further, that with respect to any annual business plan that projects [***], the Investor shall discuss and consult with the relevant Company Entity in good faith prior to making its determination on such approval. (b) The Investor hereby acknowledges that the live projects are set forth on Schedule C to this Agreement. The Investor shall use its reasonable endeavors to cooperate with and support the Company Entities in connection with the successful implementation of such projects. (c) Delegation of Game Management. The Parties hereby agree to delegate to the management of the Company Entities reasonable management discretion with respect to the day-to-day operation and implementation of the game business of the Company Entities, including without limitation their game development, game launch, game service and related ancillary businesses (collectively, the “Game Business”), in each case to be exercised in a manner not inconsistent with the annual business plan then in effect. (d) Support and Cooperation for the Company Entities. Each of the Investor and Existing Shareholder agrees to use its reasonable endeavors to support, contribute to, cooperate with, and provide assistance to, the Company Entities to operate and grow their Game Business. Each of the Investor and the Existing Shareholder shall, to the extent within its reasonable capacity and resources: (i) make available to the Company Entities such operational know-how, technical expertise, industry networks, and business contacts as may be reasonably requested by the Company Entities in connection with the Game Business; and (ii) facilitate introductions to potential business partners, publishers, platform operators, or investors that may be beneficial to the Game Business. At any general meeting of shareholders

15 or board meeting of any Company Entity, the Investor and Existing Shareholder shall use their reasonable endeavors to exercise their voting rights, to procure that their designated directors vote, in a manner consistent with and supportive of the implementation of the annual business plan and the “Approved Projects” (which include the live projects currently in progress as set forth on Schedule C to this Agreement, as well as any other projects that may be approved by the Investor from time to time), and the decisions of the management of the Company Entities taken pursuant to the delegation under paragraph (c); provided, however, that nothing in this paragraph shall obligate the Investor and Existing Shareholder to vote in favor of, or procure their designated directors to vote in favor of, any matter that would, in such Party’s reasonable judgment, be contrary to applicable Law. (e) Non-Interference Obligation. Each Party hereby undertakes to use its reasonable endeavors to ensure that it, and its Representatives and designated directors do not take any action or omit to take any action that would: (i) impose any burden, restriction or hurdle on any Company Entity in connection with the operation or management of the Game Business; (ii) fail to respect, or interfere with, obstruct or delay any management decision, action, or initiative of any Company Entity in furtherance of the Game Business, the achievement of the threshold for the Existing Shareholder Put Triggering Event or the achievement of the performance metrics applicable to the Performance-Based Share Acquisition Triggering Event; or (iii) otherwise undermine, impair or prejudice the Company Entities’ management delegation as contemplated under paragraph (c) of this Section; provided that nothing in this paragraph (e) shall restrict or qualify either Party from exercising, in good faith, any right expressly conferred on it under this Agreement, and no exercise of any such express right shall constitute a breach of this paragraph (e). (f) Consequences of Failure to Support. In the event that the threshold for the Existing Shareholder Put Triggering Event is not achieved and such failure results from a material breach by the Investor of its obligations under paragraph (d) or (e) (or breaches that, taken together, constitute a material breach), the Investor shall not be entitled to exercise the Investor Put Option by reason of such failure. The foregoing is without prejudice to any other right or remedy available to the Existing Shareholder. Section 2.6 Game Development Status. From the Effective Date until the Existing Shareholder Put Closing or the Investor Put Closing, as applicable, the Company shall and shall cause the other Company Entities to, comply with the following: (a) each Company Entity to (i) facilitate regular meetings (held quarterly, or less frequently at the discretion of the Shareholders) and, upon the Shareholders’ reasonable request, ad hoc meetings between the Shareholders’ Representatives and the relevant project development leadership of such Company Entity, to discuss material updates for each game under development or in live service, including: (w) overall development or operational status and major decisions; (x) launch schedules, milestones, content plans; and, on a high-level basis, business models, and marketing plans; (y) the substance of any material discussions or issues with publishers or underlying Intellectual Property holders (including the original author of any adapted works); and (z) any circumstances reasonably likely to cause material delays to its scheduled launch date or have a material impact on the project’s profit and loss, and (ii) provide the Shareholders with written materials in a mutually agreed format prior to each such meeting; (b) each Company Entity to (i) provide the Shareholders with the opportunity to attend and review material testing (such as Closed Beta Tests (CBT), Focus Group Tests (FGT), and Internal Beta Tests (IBT)) for games under development by such

16 Company Entity, excluding any routine internal development and QA testing, and (ii) within a reasonable period of time following the completion of such testing, share with the Shareholders the material test results thereof (including any material publisher feedback), subject to any confidentiality obligations owed to the relevant publisher or other third party; and (c) upon the Shareholders’ reasonable request, each Company Entity to facilitate interviews, on a quarterly basis, between its project development leadership and the Shareholders’ Representatives. Provided, however, that the Parties hereby acknowledge and agree that the exercise of any rights under this Section (including any meetings, interviews and attendance at testing) shall be conducted at such times and locations as mutually agreed with the relevant Company Entity, in a manner that does not unreasonably and materially interfere with the ordinary business operation and development efforts of the relevant Company Entity. The Shareholders hereby agree that the exercise of such rights shall be subject to the reasonable operational requirements and scheduling constraints of the relevant Company Entity, and that the relevant Company Entity’s obligations under this Section shall be suspended during any period in which the relevant Company Entity is engaged in urgent or major development initiatives or efforts; provided, that the meetings contemplated under this Section shall in any event be held no less frequently than once per fiscal quarter (unless otherwise agreed by the Shareholders), at such times and in such manner (including by video or teleconference) as may be reasonably determined in consultation with the relevant Company Entity, and shall not be subject to suspension under the foregoing. For the avoidance of doubt, nothing in this Section shall be construed to grant any of the Shareholders any right to control, influence or manage the business affairs and development direction of the relevant Company Entity, or to impose any obligation on the Company Entity or its management or game development team to follow any recommendation, instruction, or direction of the Shareholders. Notwithstanding the foregoing, such obligations of the Company Entities may be satisfied by permitting a representative of the Investor to participate in the relevant Company Entity's regular internal meetings or internal tests conducted in the relevant Company Entity’s Ordinary Course. Section 2.7 Target Revenue Reporting and Determination. (a) Reporting. During the Existing Shareholder Put Measurement Period, within three (3) months following the last day of each fiscal quarter, the Company shall prepare and deliver to the Shareholders a written report (the “Target Revenue Report”) setting forth in reasonable detail the Company’s calculation of the Target Revenue for such fiscal quarter, accompanied with supporting documentation to verify such calculation. To the extent any revenue of a Company Entity depends on settlement statements or amounts to be provided by a publisher or other third party that have not been finalized (including but not limited to by reason of any dispute with such publisher or third party), (i) the three (3) months period above shall be extended for as long as reasonably needed to finalize the foregoing items (e.g., settlement statements) , and (ii) once finalized, the Target Revenue Report shall be updated to include the amounts set forth therein. In addition, if the aggregate Target Revenue is reasonably expected to have reached the threshold for the Existing Shareholder Put Triggering Event or the Performance-Based Share Acquisition Triggering Event as of any date, the Company shall be entitled to (and, upon a request from the Existing Shareholder, the Company shall) prepare

17 and deliver an interim Target Revenue Report as of such date (which shall be subject to the review and determination procedures set forth in this Section) for the purpose of establishing the occurrence of such triggering event. (b) Review and Approval. Each of the Shareholders shall have thirty (30) days following its receipt of the Target Revenue Report and supporting documentation (the “Review Period”) to review the Company’s calculation of the Target Revenue. If any of the Shareholders disagrees with any portion of the Target Revenue Report, such Shareholder shall notify the Company and the other Shareholder in writing of such disagreement, specifying in reasonable detail the disputed items and the basis therefor (a “Dispute Notice”) prior to the end of the Review Period. For avoidance of any doubt, the Target Revenue calculation set forth in such Target Revenue Report (whether for a fiscal quarter or as of any other date) shall be deemed final, conclusive, binding and accepted by the relevant Shareholder, unless such Shareholder has provided the Company and the other Shareholder with a Dispute Notice prior to the end of the Review Period. (c) Dispute Resolution. Upon the receipt of a Dispute Notice, the Existing Shareholder, the Company and the Investor shall discuss and negotiate in good faith to resolve the discrepancies. If such Parties are unable to resolve such discrepancies by the earlier of (i) the conclusion of three (3) rounds of good faith negotiations and (ii) within thirty (30) days following the receipt of the Dispute Notice, the Existing Shareholder and the Investor shall promptly submit the unresolved discrepancies to a mutually agreed independent accounting firm of recognized national standing (the “Independent Accountant”); provided that the Independent Accountant shall be selected in accordance with the following order of priority: (i) mutual written agreement of the Existing Shareholder and the Investor; and (ii) failing such agreement within ten (10) Business Days, one of the "Big Four" accounting firms (or, their member firms or affiliates in Korea) that is not unable to act, appointed by the Korean Institute of Certified Public Accountants upon the application by either the Existing Shareholder or the Investor; provided, however, that if no such "Big Four" firm is able to act, then an independent accounting firm of recognized national standing in Korea that is not unable to act shall be so appointed. For purposes of this clause, an accounting firm shall be deemed unable to act if it has a material conflict of interest with either Party. The Parties shall instruct and cause the Independent Accountant to review and make a determination as soon as possible within a period of one (1) month after the appointment of the Independent Accountant, and the determination of the Independent Accountant shall be final, conclusive and binding on the Investor and the Existing Shareholder. (d) Allocation of Costs. The fees, costs, and expenses of the Independent Accountant incurred in connection with resolving the dispute pursuant to this Section 2.7 shall be borne equally by the Existing Shareholder and the Investor (i.e., fifty percent (50%) by the Existing Shareholder and fifty percent (50%) by the Investor). (e) The reporting, review and dispute resolution procedures set forth in this Section 2.7 shall apply mutatis mutandis to the calculation of aggregate Target Revenue for purposes of Section 5.4, for the full fiscal years 2027 through 2030; provided, however, that, for clarity and notwithstanding any provisions to the contrary, if the calculation of the Target Revenue for any fiscal quarter or as of any other date (including pursuant to any interim Target Revenue Report delivered pursuant to Section 2.7(a) above) has been accepted or deemed accepted by both the Existing Shareholder and the Investor, then the same calculation and determination of the Target Revenue for the relevant period or date shall also be deemed accepted by both the Existing Shareholder and the Investor for the purposes of calculation of

18 Target Revenue under Section 5.4, without a need for re-calculation and going through the same process over again. ARTICLE III TRANSFER RESTRICTIONS Section 3.1 Right of First Refusal. (a) During the term of this Agreement, any proposed Transfer of Equity Securities in the Company by the Investor (the “Transferring Shareholder”) to any Person other than an Affiliate of the Investor (a “Transferee”) (a “Proposed Transfer”) shall first be subject to the right of first refusal in favor of the Existing Shareholder (the “ROFR Holder”) pursuant to, and the Transferring Shareholder shall comply with, the provisions of this Section 3.1. In the event that the Transferring Shareholder proposes to Transfer any or all of its Equity Securities in the Company (other than to an Affiliate of the Investor), the Transferring Shareholder shall furnish to the ROFR Holder a written notice of such proposed Transfer (the “ROFR Sale Notice”) not less than thirty (30) Business Days prior to any such proposed Transfer. The ROFR Holder shall not be entitled to exercise its right of first refusal in this Section 3.1 in the event the Transferring Shareholder holds one hundred percent (100%) of the Equity Securities in the Company. (b) The ROFR Sale Notice shall include: (i) the number of Equity Securities proposed to be Transferred (the “Transfer Shares”); (ii) the name and identity of the proposed third-party Transferee; (iii) the proposed price per share and all other material terms and conditions of the Proposed Transfer, including the material terms of any related agreement, arrangement or understanding between the Transferring Shareholder and the proposed Transferee entered into in connection with the Proposed Transfer (the “Proposed Terms”); and (iv) the period (which shall be at least thirty (30) Business Days from the date of the ROFR Sale Notice) during which the offer shall remain open for acceptance (the “ROFR Exercise Period”). (c) The ROFR Holder shall have the right, exercisable at any time during the ROFR Exercise Period, to elect to purchase all or a part of the Transfer Shares (the specific number of the Transfer Shares elected to be purchased by the ROFR Holder hereunder, as the “Elected Transfer Shares”) on the Proposed Terms by delivering a written acceptance notice (the “ROFR Purchase Notice”) to the Transferring Shareholder. The ROFR Holder shall be deemed to have waived all of its rights to purchase any Transfer Shares under this Section 3.1 if a ROFR Purchase Notice shall not have been delivered to the Transferring Shareholder prior to the expiration of the ROFR Exercise Period. (d) The delivery of a ROFR Purchase Notice by the ROFR Holder prior to the expiration of the ROFR Exercise Period shall constitute a binding agreement between the Transferring Shareholder and the ROFR Holder for the sale and purchase of the Elected Transfer Shares on the terms and conditions set forth in the Proposed Terms. The closing of the sale and purchase of the Elected Transfer Shares shall occur within thirty (30) days following the delivery of the ROFR Purchase Notice, and shall be consummated pursuant to customary, short-form transfer documentation containing only fundamental representations

19 and warranties (including regarding title, authority, non-contravention, and delivery of the Elected Transfer Shares free and clear of all Liens); provided, that in the event the transaction requires any Governmental Approvals, such period shall be extended by the time reasonably required to obtain such approvals. Each of the Transferring Shareholder, the Company and the ROFR Holder agrees to use its commercially reasonable efforts to secure any Governmental Approvals necessary in connection with the offer, sale and purchase of such Elected Transfer Shares. (e) In the event that a ROFR Purchase Notice is not delivered in compliance with Section 3.1(c), then, during the ninety (90) day period following the expiration of the ROFR Exercise Period, the Transferring Shareholder may Transfer all (but not less than all) of the Transfer Shares at a purchase price that is no lower than the purchase price specified in the ROFR Sale Notice and on other terms and conditions that are no more favorable to the third party purchaser than the Proposed Terms; provided, that such ninety (90) day period shall be reasonably extended as necessary to obtain applicable Governmental Approvals for the Transfer of the Transfer Shares to the applicable third party, subject to the Transferring Shareholder using reasonable best efforts to secure such approvals as promptly as possible. If, at the end of the ninety (90) day period set forth in the immediately preceding sentence (including any extensions of such period mutually agreed upon), the Transfer of the Transfer Shares to a third party in accordance with the foregoing sentence has not been consummated, then it shall be necessary for the Transferring Shareholder to deliver and provide the ROFR Holder with a separate ROFR Sale Notice, and the terms and provisions of this Section 3.1 shall separately be complied with, in order for the Transferring Shareholder to consummate a Transfer of Equity Securities in the Company (other than a Transfer to an Affiliate). Section 3.2 Tag-Along Right. (a) If, following the expiration of the ROFR Exercise Period, the ROFR Holder has not elected to purchase the Transfer Shares by exercising its right of first refusal under Section 3.1, the ROFR Holder shall have the right (the “Tag-Along Right”), if and only if the number of Equity Securities held by the ROFR Holder (i.e., the Existing Shareholder) is fewer than the number of Equity Securities held by the Investor, to require the proposed third- party Transferee to purchase from the ROFR Holder all or a part of its Equity Securities in the Company on the Proposed Terms (which, for the avoidance of doubt, shall be the same terms and conditions applicable to the Transferring Shareholder). In such case, the ROFR Holder may exercise its Tag-Along Right by delivering a written notice to the Transferring Shareholder within fifteen (15) Business Days following the expiration of the ROFR Exercise Period (the “Tag-Along Period”). Failure to respond within the Tag-Along Period shall be deemed an irrevocable election by the ROFR Holder not to participate in the Proposed Transfer. If the Transferee is unwilling to purchase all of the Equity Securities in the Company proposed to be sold by both Shareholders, then the number of Equity Securities in the Company that each Shareholder may Transfer shall be reduced on a proportionate basis based on their shareholding ratio in the Company to the extent necessary. (b) In the event the Existing Shareholder intends to Transfer any or all of its Equity Securities in the Company to any Person (other than an Affiliate of the Existing Shareholder) (a “ES Transferee”), the Existing Shareholder shall furnish to the Investor a written notice of such proposed Transfer (the “ES Tag-Along Notice”) (which shall include (i) the number of Equity Securities proposed to be Transferred (the “ES Transfer Shares”), (ii) the name and identity of the proposed third-party ES Transferee, (iii) the proposed price per share and all other material terms and conditions of the Proposed Transfer (the “ES Proposed

20 Terms”), and (iv) the period (which shall be at least thirty (30) Business Days from the date of the ES Tag-Along Notice) during which the offer shall remain open for acceptance (the “ES Tag-Along Exercise Period”)) not less than thirty (30) Business Days prior to any such proposed Transfer, and the Investor shall have the right (the “ES Tag-Along Right”) to require the proposed third-party ES Transferee to purchase from the Investor all or a part of its Equity Securities in the Company on the ES Proposed Terms (which, for the avoidance of doubt, shall be the same terms and conditions applicable to the Existing Shareholder); provided, that the Existing Shareholder shall have the obligation to provide the ES Tag-Along Notice and the Investor shall have the ES Tag-Along Right if and only if the number of Equity Securities held by the Investor is fewer than the number of Equity Securities held by the Existing Shareholder. In such case, the Investor may exercise its ES Tag-Along Right by delivering a written notice to the Existing Shareholder within fifteen (15) Business Days following the expiration of the ES Tag-Along Exercise Period. Failure to respond within the ES Tag-Along Exercise Period shall be deemed an irrevocable election by the Investor not to participate in the proposed Transfer. If the ES Transferee is unwilling to purchase all of the Equity Securities in the Company proposed to be sold by both Shareholders, then the number of Equity Securities in the Company that each Shareholder may Transfer shall be reduced on a proportionate basis based on their shareholding ratio in the Company to the extent necessary. Section 3.3 Asset Right of Last Refusal. (a) From the Effective Date until the Investor Put Closing, any proposed sale, transfer or disposition of any Material Assets of the Company to a third party shall be subject to Investor’s right of last refusal pursuant to, and the Company shall first comply with the provisions of, this Section 3.3. In the event that the Company proposes to sell, transfer or dispose of any or all of its Material Assets to any Person (an “Asset Transferee”) (an “Asset Sale”), the Company shall furnish to the Investor a written notice of such proposed Asset Sale (a “Asset Sale Notice”) not less than thirty (30) Business Days prior to any such proposed Asset Sale. For purposes of this Section 3.3, “Material Assets” means (i) any assets (including Intellectual Property) with an individual or aggregate book value or fair market value exceeding KRW 5 billion, (ii) any assets that are essential to the development or operation of Overgeared or any other Webcomic IP-Based Game, or (iii) any Equity Securities of any Company Entity held by the Company. Notwithstanding any provisions to the contrary, [***]. In addition, for clarity, any business or operation in the ordinary course of business (e.g., licensing agreement, publishing agreement, etc.) shall not be deemed as an Asset Sale in any event. (b) The Asset Sale Notice shall include: (i) (A) the description of the Material Asset proposed to be sold by the Company (the “Asset”), (B) the proposed price and all other material terms and conditions in connection with such proposed Asset Sale (the “Asset Proposed Terms”), (C) the identity of any prospective third party purchasers, and (D) the proposed Asset Sale date, to the extent then determined by the Company; and (ii) an invitation for the Investor to exercise its right of last refusal to purchase such Asset. (c) Within thirty (30) Business Days following the date of delivery of the Asset Sale Notice (the “Asset Exercise Period”), the Investor may exercise its right of last refusal to purchase (or to have its designee, which shall be a Subsidiary of the Investor, purchase) the Asset by delivering a written notice specifying its election to purchase the Asset at the Asset Proposed Terms (the “Asset Purchase Notice”). The Investor shall be deemed to

21 have waived all of its rights to purchase any Asset under this Section 3.3 if an Asset Purchase Notice shall not have been delivered to the Company prior to the expiration of the Asset Exercise Period. (d) In the event that the Investor has delivered an Asset Purchase Notice prior to the expiration of the Asset Exercise Period to purchase the Asset at the Asset Proposed Terms, it shall constitute a binding agreement between the Company and the Investor (or its designee, which shall be a Subsidiary of the Investor) for the sale and purchase of the Asset on the Asset Proposed Terms set forth in the Asset Purchase Notice. The closing of the sale and purchase of the Asset shall occur within thirty (30) days following the delivery of the Asset Purchase Notice, and shall be consummated pursuant to customary, short-form transfer documentation containing only fundamental representations and warranties (including regarding title to the Asset, authority, non-contravention, and delivery of the Asset free and clear of all Liens). (e) In the event that an Asset Purchase Notice is not delivered in compliance with Section 3.3(c), then, during the one hundred and twenty (120) day period following the expiration of the Asset Exercise Period, the Company may sell the Asset to a third party; provided, that such sale shall be at a purchase price that is no lower than the purchase price specified in the Asset Sale Notice (including the Asset Proposed Terms) and on other terms and conditions that are no more favorable in the aggregate to the third party purchaser than the terms and conditions specified in the Asset Sale Notice (including the Asset Proposed Terms); provided, further, that, such one hundred and twenty (120) day period shall be reasonably extended as necessary to obtain applicable Governmental Approval for the sale of the Asset to the applicable third party, subject to such third party and the Company using reasonable best efforts to secure such approvals as promptly as possible. If, at the end of the one hundred and twenty (120) day period set forth in the immediately preceding sentence (including any extensions of such period), the sale of the Asset to a third party in accordance with the foregoing sentence has not been completed, then it shall be necessary for a separate Asset Sale Notice to be delivered, and the terms and provisions of this Section 3.3 separately complied with, in order for the Company to consummate a transfer of any Material Asset. Section 3.4 Transfer Conditions. (a) Void Transfers. Any purported Transfer in violation of this Agreement shall be contractually void and of no force or effect as between the Parties. (b) Transfer to Non-Affiliate Transferee. As a condition precedent to any Transfer by any Shareholder of all or a portion of its Equity Securities of the Company made in accordance with the terms hereof to a Person who is not already a Party and who is not such Shareholder’s Affiliate, such Shareholder shall cause the proposed transferee to execute and deliver to the other Parties a joinder agreement in the form and substance attached hereto as Schedule A (the “Joinder Agreement (Non-Affiliate)”). By executing the Joinder Agreement (Non-Affiliate), such transferee shall become fully bound by this Agreement as if it were an original party hereto, mutatis mutandis and shall be deemed a “Shareholder” only with respect to or for the purposes of Sections 2.4 (Information Rights) and 5.1 (Pre-emptive rights) hereof. Furthermore, certain general provisions (e.g., Article 1 (Definitions), etc.) set forth and described in the Joinder Agreement (Non-Affiliate) shall also be applicable, as the case may be. Once the Joinder Agreement (Non-Affiliate) is executed by the proposed transferee and then countersigned by the Company pursuant to this Agreement, the Company shall provide a copy of the fully-executed version of the Joinder Agreement (Non-Affiliate) to the other Parties and the other Parties shall also be deemed to have approved and agreed to the Joinder

22 Agreement (Non-Affiliate). (c) Transfer to Affiliate Transferee. Notwithstanding any provisions to the contrary herein or elsewhere, in the event either the Investor or the Existing Shareholder (the “Transferring Party”) intends to Transfer its Equity Securities in the Company to its Affiliate (the “Affiliate Transferee”), then the Transferring Party shall be required and obligated to Transfer all (and, not a portion) of its Equity Securities to the Affiliate Transferee, in which case all of the rights and obligations of such Transferring Party under this Agreement shall be transferred to the Affiliate Transferee. As a condition precedent to any Transfer by the Transferring Party of all of its Equity Securities of the Company made in accordance with the terms hereof to the Affiliate Transferee, the Transferring Party shall cause the Affiliate Transferee to execute and deliver to the other Parties a joinder agreement in the form and substance attached hereto as Schedule B (the “Joinder Agreement (Affiliate)”). By executing the Joinder Agreement (Affiliate), the Affiliate Transferee shall become fully bound by this Agreement as if it were an original party hereto, mutatis mutandis and shall be deemed a “Shareholder” with respect to or for the purposes of this Agreement, and shall be deemed the “Existing Shareholder” (in case the Transfer of the Equity Securities is made by the Existing Shareholder) or the “Investor” (in case the Transfer of the Equity Securities is made by the Investor) with respect to or for the purposes of this Agreement. Once the Joinder Agreement (Affiliate) is executed by the Affiliate Transferee and then countersigned by the Company pursuant to this Agreement, the Company shall provide a copy of the fully-executed version of the Joinder Agreement (Affiliate) to the other Parties and the other Parties shall also be deemed to have approved and agreed to the Joinder Agreement (Affiliate); provided, that no such Transfer to an Affiliate Transferee shall release the Transferring Party from its obligations under this Agreement, and the Transferring Party shall remain jointly and severally liable with the Affiliate Transferee for the due performance of all obligations of the "Investor" or the "Existing Shareholder" (as applicable) under this Agreement. ARTICLE IV PUT OPTIONS; SUBSIDIARY IPO Section 4.1 Existing Shareholder Put Option (a) Grant of Put Option. If the aggregate Target Revenue of the Company Entities derived from any and all business or operation thereof during the period commencing on the earlier of (x) January 1, 2027 and (y) the date when Overgeared first becomes available for download and/or purchase by the general public on at least one major distribution platform ([***]) in at least one of [***], and ending on June 30, 2030 (such period as, the “Existing Shareholder Put Measurement Period”) equals or exceeds KRW 250 billion (the “Existing Shareholder Put Triggering Event”), the Existing Shareholder shall have the right (the “Existing Shareholder Put Option”) to require the Investor to purchase from the Existing Shareholder all, but not less than all, of the remaining 6,000 Shares held by the Existing Shareholder (the “Existing Shareholder Put Shares”) at the Existing Shareholder Put Price. The Existing Shareholder Put Option may be exercised by the Existing Shareholder at any time during the period commencing on the earlier of (i) the date of acceptance or deemed acceptance by the Investor of any interim Target Revenue Report establishing the occurrence of the Existing Shareholder Put Triggering Event prior to June 30, 2030, and (ii) the date of acceptance or deemed acceptance by the Investor of the Target Revenue Report with respect to the last fiscal quarter in the Existing Shareholder Put Measurement Period establishing the occurrence of the Existing Shareholder Put Triggering Event (or, in the event of a Dispute Notice relating to the relevant Target Revenue Report referenced in (i) or (ii) above, the date

23 of resolution by the relevant Parties or the date of confirmation by the Independent Accountant, as the case may be, pursuant to Section 2.7(c) above), and ending six (6) months after the foregoing commencement date (the “Existing Shareholder Put Exercise Period”). (b) Exercise and Irrevocable Election. The Existing Shareholder may exercise the Existing Shareholder Put Option by delivering a written notice (the “Existing Shareholder Put Notice”) to the Investor at any time during the Existing Shareholder Put Exercise Period. Upon the delivery of the Existing Shareholder Put Notice, the Existing Shareholder shall be irrevocably committed to sell, and the Investor shall be irrevocably committed to purchase, the Existing Shareholder Put Shares subject to the terms herein, and such notice shall constitute a binding, standalone agreement between such Parties for the purchase and sale of the Existing Shareholder Put Shares (the date of such delivery, the “Existing Shareholder Put Exercise Date”). For the avoidance of doubt, once the Existing Shareholder Put Option has been validly exercised in accordance with this Section, such exercise shall be irrevocable and shall remain fully valid, effective and enforceable, notwithstanding any subsequent adjustment, restatement or re-determination of the Target Revenue (including any adjustment contemplated under Section 2.7(a)), and neither the validity of such exercise nor the obligations of the Parties with respect to the resulting purchase and sale of the Existing Shareholder Put Shares shall be affected thereby. (c) Existing Shareholder Put Price. The aggregate purchase price payable by the Investor for all of the Existing Shareholder Put Shares (the “Existing Shareholder Put Price”) shall be no less than KRW 100,000,002,000 (the “Existing Shareholder Put Base Amount”), which is calculated as 6,000 Existing Shareholder Put Shares multiplied by KRW 16,666,667 per share. More specifically, the Existing Shareholder Put Price shall be the sum of (x) the Agreed Cash Amount in clause (i) below, and (y) the value of the Investor Shares to be received by the Existing Shareholder pursuant to clause (ii) below (or any cash amount paid in lieu of such Investor Shares pursuant to clause (ii)), and shall be paid by the Investor to the Existing Shareholder, as follows: (i) A portion of the Existing Shareholder Put Price shall be paid in cash, the exact amount of which shall be determined by the Investor following and based on good faith discussions between the Investor and the Existing Shareholder; provided, that such cash amount shall in no event be less than the greater of (a) KRW 50 billion and (b) the total aggregate amount of all Taxes reasonably expected to be payable by the Existing Shareholder as a result of its sale and transfer of the Existing Shareholder Put Shares, including (i) corporate income Tax arising in respect of the capital gain on such sale and transfer, (ii) local income Tax imposed as a surtax on such corporate income Tax, and (iii) securities transaction Tax, in each case together with any other Taxes or surtaxes of a similar nature, and any Taxes or surtaxes hereafter imposed, substituted or amended under applicable Law in respect of such sale and transfer (such amount as, the “Agreed Cash Amount”). The actual amount of cash payable to the Existing Shareholder under this clause (i) shall be paid by wire transfer of immediately available funds. (ii) The balance of the Existing Shareholder Put Price in excess of the Agreed Cash Amount shall be paid in Investor Shares, subject to the application of the Put Share Cap, free and clear of all Liens. The number of such Investor Shares to be issued and delivered to the Existing Shareholder shall be equal to: (A) if the Trigger Reference VWAP is equal to or greater than the Signing Date VWAP, (x) the quotient obtained by dividing the Existing Shareholder Put Base Amount by the Signing Date

24 VWAP less (y) the quotient obtained by dividing the Agreed Cash Amount by the Trigger Reference VWAP and (B) if the Trigger Reference VWAP is less than the Signing Date VWAP, the quotient obtained by dividing (x) the excess of the Existing Shareholder Put Base Amount over the Agreed Cash Amount by (y) the Trigger Reference VWAP, such that the sum of the Agreed Cash Amount and the aggregate value of the Investor Shares so issued and delivered (valued at the Trigger Reference VWAP) equals the Existing Shareholder Put Base Amount; provided that any fractional shares resulting from such calculation shall be rounded up or down to the nearest whole share; provided, however, that in no event shall the number of Investor Shares to be issued and delivered to the Existing Shareholder exceed the Put Share Cap. For purposes of this clause (ii), the term "Trigger Reference Date" means the last day of the calendar month in which the Existing Shareholder Put Triggering Event occurs, and the term "Trigger Reference VWAP" means the 60-Day VWAP as of the Trigger Reference Date. In the event the Investor is no longer a publicly listed company, the Investor Shares will be illiquid or otherwise become materially restricted from trading, or in the event there is any Material Adverse Effect or any fundamental default relating to the Investor, then the Existing Shareholder shall have the right to require the Investor to pay a cash amount, instead of receiving the Investor Shares pursuant to this clause. (d) Closing. The closing of the purchase and sale of the Existing Shareholder Put Shares, including the payment of the Agreed Cash Amount and the issuance of the Investor Shares (the “Existing Shareholder Put Closing”) shall occur within thirty (30) Business Days following the Existing Shareholder Put Exercise Date and shall be consummated pursuant to customary, short-form transfer documentation containing only fundamental and certain material representations and warranties (including regarding title, authority, non-contravention, Material Adverse Effect, litigation, and delivery of the Existing Shareholder Put Shares and the Investor Shares free and clear of all Liens); provided, that in the event the transaction requires any Governmental Approvals, the Investor shall use its best efforts to obtain such approvals as promptly as practicable, and such period shall be extended by the time reasonably required to obtain such approvals. At the Existing Shareholder Put Closing, concurrently, (i) the Existing Shareholder shall transfer to the Investor the Existing Shareholder Put Shares, free and clear of all Liens, and (ii) the Investor shall pay the Existing Shareholder Put Price (including the payment of the Agreed Cash Amount and the issuance of the Investor Shares) in accordance with Section 4.1(c) above, and shall issue and deliver any such Investor Shares duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens (other than restrictions arising solely under applicable securities Laws). Each of the Existing Shareholder and the Investor shall bear its own Taxes arising from the Existing Shareholder Put Closing and shall provide the other Party with such information and cooperation as may reasonably be required in connection with the determination, withholding or filing of any such Taxes. Any Investor Shares received by the Existing Shareholder as consideration pursuant to the Existing Shareholder Put Option shall be freely transferable by the Existing Shareholder, and the Investor represents and warrants that, as of the Existing Shareholder Put Closing, the Investor Shares issued and delivered pursuant to this Section 4.1 will have been additionally listed on the Nasdaq Stock Market (or the principal securities exchange or quotation system on which the Investor's common stock is then listed or quoted) and will be tradable thereon, free of restrictions other than those arising under applicable Laws. The Parties acknowledge that the Investor Shares may be subject to transfer restrictions under applicable Laws (including the one (1)-year restriction under the Laws of Korea and the holding period under Rule 144) following the issuance thereof. The Investor shall not impose or permit any transfer restrictions (e.g., deposit, lock-up, restrictive legend on the Investor Shares) on the

25 Investor Shares that may extend the period of any share transfer restriction beyond the first anniversary of the issuance thereof. Upon the expiration of the applicable restriction period (or upon any earlier sale permitted under applicable Laws), the Investor shall, at its own expense and without any burden, cost, condition or action on the part of the Existing Shareholder, promptly, to the extent permitted under applicable Law, take such actions that are reasonably necessary to be undertaken by the Investor under applicable Laws and the requirements of the relevant stock exchange, transfer agent or depository so that the Investor Shares may be freely transferred and traded. (e) Notwithstanding anything to the contrary herein, the aggregate number of Investor Shares issued or issuable pursuant to this Agreement (including pursuant to Section 4.1(c)(ii) and Section 5.3) shall not in any event exceed 19.9% of the aggregate number of shares of Investor’s common stock outstanding immediately prior to the Signing Date (the “Put Share Cap”). The Put Share Cap restriction shall remain in full force and effect unless and until (i) the stockholders of the Investor have approved the issuance of Investor Shares in excess of the Put Share Cap in accordance with the rules of the Nasdaq Stock Market (it being understood the Investor shall have no obligation to seek such approval) or (ii) such restriction is no longer required under the rules of the Nasdaq Stock Market. To the extent the Put Share Cap applies, any portion of the Existing Shareholder Put Price payable in Investor Shares pursuant to Section 4.1(c)(ii) that cannot be so paid by reason of the Put Share Cap shall instead be paid in cash. (f) Notwithstanding any provisions to the contrary herein or elsewhere, once the Existing Shareholder Put Triggering Event has occurred or is deemed to have occurred, the rights and obligations of the Parties under this Section 4.1, including the rights and obligations of the Parties in Section 4.1(d) regarding transfer restrictions on the Investor Shares and their free transferability (together with Section 2.7, to the extent necessary for the procedures relating to reporting and determination) shall survive any termination hereof until all of the steps and procedure necessary for the exercise of the Existing Shareholder Put Option and the completion of the Existing Shareholder Put Closing, as well as to ensure listing and free transferability of Investor Shares, are fully completed, as contemplated in this Section 4.1. Section 4.2 Investor Put Option. (a) Grant of Put Option. If the Existing Shareholder Put Triggering Event has not occurred on or before the end of the Existing Shareholder Put Measurement Period and there is no pending disagreement or dispute relating to the Target Revenue Report, the Investor shall have the right (the “Investor Put Option”), exercisable at any time during the period of six (6) months commencing on the later of (x) November 1, 2030 and (y) the date on which the Target Revenue Report with respect to the last fiscal quarter in the Existing Shareholder Put Measurement Period (as updated pursuant to Section 2.7(a), if applicable) has been accepted or deemed accepted by both the Existing Shareholder and the Investor (or, in the event of any disagreement or dispute relating thereto, the date of resolution by the relevant Parties or the date of confirmation by the Independent Accountant, as the case may be, pursuant to Section 2.7(c)) (the “Investor Put Exercise Period”), to require the Existing Shareholder (or a designee of the Existing Shareholder, if so determined by the Existing Shareholder) to purchase from the Investor 6,001 Shares (the “Investor Put Shares”) at the Investor Put Price. (b) Exercise and Irrevocable Election. The Investor may exercise the Investor Put Option by delivering a written notice (the “Investor Put Notice”) to the Existing Shareholder at any time during the Investor Put Exercise Period. Upon the delivery of the Investor Put Notice, the Investor shall be irrevocably committed to sell, and the Existing

26 Shareholder (or, its designee, as the case may be) shall be irrevocably committed to purchase, the Investor Put Shares subject to the terms herein, and such notice shall constitute a binding, standalone agreement between such Parties for the purchase and sale of the Investor Put Shares (the date of such delivery, the “Investor Put Exercise Date”). (c) Effect on Investor's Rights. From and after the Investor Put Closing, and notwithstanding anything to the contrary in this Agreement, the Investor shall no longer be entitled to exercise or enforce any right of the Investor under this Agreement, other than its rights under Section 2.1 (Board of Directors), Section 2.2 (Consent Rights for Minority Shareholder) (provided, however, that the Investor shall be entitled to exercise the consent rights under Section 2.2 only with respect to the matters set forth in items (i), (ii), (iii), (v), (vi), (x) and (xi) therein, if and only if the Investor constitutes the Minority Shareholder maintaining at least nineteen percent (19%) of the issued and outstanding Equity Securities of the Company), Section 2.3 (Consultation Rights), Section 2.4 (Information Rights), Section 3.2 (Tag-Along Right), ARTICLE VIII (Indemnity), ARTICLE IX (Effectiveness, Term and Termination) and ARTICLE X (Miscellaneous), in each case subject to and in accordance with the terms and conditions (including any applicable shareholding thresholds) set forth in the relevant article and Section. (d) Investor Put Price. The “Investor Put Price” shall be an amount equal to the purchase price paid by the Investor at the Second Closing, less: (i) [***] of the total aggregate amount of all Taxes paid by the Existing Shareholder as a result of its sale and transfer of the Shares under the Second Closing, including (i) corporate income Tax arising in respect of the capital gain on such sale and transfer, (ii) local income Tax imposed as a surtax on such corporate income Tax, and (iii) securities transaction Tax, in each case together with any other Taxes or surtaxes of a similar nature, and any Taxes or surtaxes hereafter imposed, substituted or amended under applicable Law in respect of such sale and transfer; and (ii) an amount equal to the shortfall, if any, by which (x) the 60-Day VWAP as of the date of the Investor Put Notice multiplied by the number of the Investor Shares acquired by the Existing Shareholder pursuant to Section 5.3 (including any Investor Shares purchased pursuant to Section 5.3(f)) and held as of the date of the Investor Put Notice, falls short of (y) the aggregate subscription price or purchase price paid by the Existing Shareholder for such Investor Shares pursuant to Section 5.3 (including any Investor Shares purchased pursuant to Section 5.3(f)). (e) Closing. (i) The “Investor Put Closing” shall occur within thirty (30) Business Days following the Investor Put Exercise Date and shall be consummated pursuant to customary, short-form transfer documentation containing only fundamental representations and warranties (including regarding title, authority, non-contravention, and delivery of the Investor Put Shares free and clear of all Liens); provided, that in the event the transaction requires any Governmental Approvals, such period shall be extended by the time reasonably required to obtain such approvals. At the Investor Put Closing, concurrently, (i) the Investor shall transfer to the Existing Shareholder (or, its designee, as the case may be) the Investor Put Shares, free and clear of all Liens, and (ii) the Existing Shareholder (or, its designee) shall pay the Investor Put Price to the Investor by wire transfer of immediately available funds. The Existing Shareholder (or, its designee) shall be entitled to deduct and withhold from the Investor Put Price such

27 amount as is required to be withheld pursuant to applicable Laws in respect of any Taxes (including capital gains Taxes and securities transaction Taxes) arising from the transaction contemplated hereunder. Any amount so withheld shall be deemed to have been paid to the Investor for all purposes of this Agreement. The Investor shall promptly provide the Existing Shareholder (or, its designee) with all information, documents and other materials relating to the Investor as are necessary for the Existing Shareholder (or, its designee) to (i) calculate the applicable Taxes and (ii) file any required tax return or report with the relevant Governmental Authority in connection with the transactions contemplated hereunder. Section 4.3 Company Entity IPO. The Parties hereby acknowledge and agree that any Company Entity (other than the Company) may independently pursue an IPO, subject to the prior consultation with the Minority Shareholder under Section 2.3 above. The Investor shall provide good-faith support, cooperation and assistance reasonably requested by any Company Entity and/or the Existing Shareholder in connection with any such IPO process in all respects, whether operationally, financially, strategically and otherwise. For the avoidance of doubt, no IPO of a Company Entity (other than the Company) shall require the prior written consent of the Investor; provided, that nothing in this Section shall be construed to require the Investor to provide any funding, subscribe for or purchase any securities, provide any guarantee or incur any other financial obligation or liability in connection with any such IPO. ARTICLE V CAPITAL CONTRIBUTION Section 5.1 Pre-emptive Rights. (a) The Company hereby grants to each Shareholder a priority right to purchase up to such Shareholder’s Pro Rata Share of any Equity Securities that the Company issues to any Person after the Effective Date, except for Equity Securities in the Company issued: (i) to officers, directors, employees and/or other permitted persons of the Company and its subsidiaries under the duly approved management or employee incentive benefit plan (e.g., stock options) of the Company or any applicable Laws; (ii) upon the conversion, exchange or exercise of any Equity Securities in the Company existing as of the date hereof pursuant to their terms; (iii) to the Investor and, if applicable, other Persons pursuant to this Agreement, such as the Investor Capital Commitment or the Performance-Based Share Acquisition Funding; or (iv) pursuant to any stock split, stock dividend, stock distribution, stock consolidation, recapitalization or similar reclassification applicable pro-rata to all shareholders of the Company. (b) In the event that the Company proposes to undertake an issuance of Equity Securities, it shall give to each Shareholder written notice of its intention to issue Equity Securities (the “Participation Notice”), describing the number and type of Equity Securities, the price and the general terms upon which the Company proposes to issue such Equity Securities. Each Shareholder shall have the right to purchase up to such Shareholder’s Pro Rata Share of such Equity Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the number of Equity Securities to be purchased (not to exceed such Shareholder’s Pro Rata Share)

28 within ten (10) Business Days from the receipt of such Participation Notice (the “Participation Period”). If any Shareholder fails to respond in writing within the Participation Period to purchase any part of its Pro Rata Share of such Equity Securities or provides written notice of its decision not to exercise its rights under this Section 5.1 then such Shareholder shall be deemed to have forfeited the right hereunder to purchase its Pro Rata Share of such Equity Securities and (i) the other Shareholder that has subscribed to its full Pro Rata Share of the Equity Securities shall have the option (but not the obligation) to subscribe for up to all of such unsubscribed new Equity Securities at its discretion and, (ii) to the extent any new Equity Securities remains unsubscribed, the Company shall have ninety (90) days thereafter to complete the issuance of the portion of the Equity Securities not so subscribed by the Shareholders to a non-Shareholder third party, in each case at the same price and upon the same non-price terms as are specified in the Participation Notice. In the event that the Company fails to enter into a definitive agreement to issue and sell such Equity Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any Equity Securities without again first offering such Equity Securities to the Shareholders pursuant to this Section 5.1. Section 5.2 Investor Capital Increase Obligation. (a) From and after the Second Closing until June 30, 2030 (the “Commitment Period”), the Existing Shareholder shall have the right to require that the Company conduct up to four (4) capital increases, and the Investor shall be obligated to subscribe for newly issued Shares up to an aggregate subscription amount of KRW 50 billion via a third-party allotment (the “Investor Capital Commitment”); provided, however, that the Parties shall discuss in good faith and may, by mutual agreement, permit a portion of the Investor Capital Commitment to be drawn down and funded during the period between the First Closing and the Second Closing. The per-share subscription price for such newly issued Shares shall be based on a pre-money equity valuation of the Company of KRW 250 billion (being the same valuation of the Company that served as the basis for the purchase prices at the First Closing and the Second Closing). (b) To initiate a drawdown of the Investor Capital Commitment, the Existing Shareholder shall deliver a written notice to the Investor and the Company (the “Capital Call Notice”), specifying: (i) the aggregate KRW amount to be funded in such tranche, (ii) the number of Shares to be issued (calculated based on the pre-money equity valuation set forth in Section 5.2(a)), and (iii) the proposed closing date for such funding. The delivery of the Capital Call Notice by the Existing Shareholder shall constitute a binding agreement by and among the Existing Shareholder, the Company and the Investor, obligating the Investor to subscribe for the new Shares from the Company and the Company to issue the new Shares to the Investor. (c) Upon receipt of a Capital Call Notice, the Company shall promptly take all corporate actions necessary to authorize the third-party allotment under applicable Law and its articles of incorporation, including convening a meeting of the board of directors of the Company and issuing any required statutory notices to shareholders. (d) The Investor shall fund the requested portion of the Investor Capital Commitment by wire transfer of immediately available funds to a bank account designated by the Company and consummate the subscription on the closing date specified in the Capital Call Notice, subject to: (i) the receipt of any applicable Governmental Approvals (regarding which the Investor shall use its best efforts to obtain as promptly as practicable) and (ii) the execution and delivery of a customary subscription agreement containing only fundamental

29 representations and warranties (including regarding title, authority, non-contravention, and issuance of the new Shares free and clear of all Liens). The maximum aggregate funding obligation of the Investor under this Section 5.2 shall not exceed KRW 50 billion. Section 5.3 Existing Shareholder Capital Contribution Obligation. (a) During the period from the Second Closing until June 30, 2030, upon the Investor’s written request, the Existing Shareholder shall make a single capital contribution to the Investor for the issuance of new Investor Shares in an amount not to exceed the Maximum Commitment Amount (the “Existing Shareholder Share Commitment”). For purposes of this Section 5.3, the “Maximum Commitment Amount” means an amount equal to the lesser of: (x) the USD Equivalent of KRW 25 billion, and (y) the subscription price for such number of Investor Shares representing one percent (1%) of the total Investor Shares as of immediately after such issuance. The per-share subscription price for such new Investor Shares shall be equal to the Signing Date VWAP. For the purposes of calculating the Signing Date VWAP in this Section 5.3, the 60-Day VWAP shall remain in the United States Dollar, and not converted into Korean Won. (b) To request funding under this Section 5.3, the Investor shall deliver a written notice to the Existing Shareholder (the “Commitment Notice”), specifying: (i) the USD amount to be funded, (ii) the number of Investor Shares to be issued (calculated based on the Signing Date VWAP), and (iii) the proposed closing date for such funding. The delivery of the Commitment Notice by the Investor shall constitute a binding agreement between the Existing Shareholder and the Investor, obligating the Existing Shareholder to subscribe for the new Investor Shares and the Investor to issue the new Investor Shares to the Existing Shareholder. (c) Upon the issuance of a Commitment Notice, the Investor shall promptly take all corporate actions necessary under applicable Law and its constitutional documents to authorize the issuance of Investor Shares pursuant to the Existing Shareholder Share Commitment. (d) The Existing Shareholder shall fund the Existing Shareholder Share Commitment by wire transfer of immediately available funds to a bank account designated by the Investor, and consummate the subscription on the closing date specified in the Commitment Notice, subject to (i) the receipt of any applicable Governmental Approvals and (ii) the execution and delivery of a customary subscription agreement containing only fundamental and certain material representations and warranties (including regarding title, authority, non- contravention, Material Adverse Effect, litigation and issuance of the new Investor Shares free and clear of all Liens). (e) The Existing Shareholder shall provide all information and take all Necessary Actions reasonably requested by the Investor to ensure compliance with applicable Laws in connection with the issuance of the Investor Shares. This includes, without limitation, (i) complying with any applicable lock-up period or resale restrictions required by Law and (ii) executing any documents required by Law to evidence such restrictions. The Investor represents and warrants that, as of the closing of the subscription under this Section 5.3, the Investor Shares issued and delivered pursuant to this Section 5.3 will have been additionally listed on the Nasdaq Stock Market (or the principal securities exchange or quotation system on which the Investor’s common stock is then listed or quoted) and will be tradable thereon, free of restrictions other than those arising under applicable Laws. Notwithstanding any provisions to the contrary, the covenants set forth in Section 4.1(d) regarding transfer restrictions on the

30 Investor Shares and their free transferability (including the Investor's obligations to be performed at its own expense and without any burden, cost, condition or action on the part of the Existing Shareholder) shall apply mutatis mutandis to any Investor Shares issued pursuant to this Section 5.3, and shall survive any termination hereof until all of the steps and procedure necessary to ensure listing and free transferability of Investor Shares are fully completed, as contemplated in this Section 5.3(e). (f) Notwithstanding anything to the contrary in this Section 5.3, the Existing Shareholder may fulfill its obligations under this Section 5.3 by purchasing Investor Shares (whether through open market transactions on the Nasdaq Stock Market or from a third party) in lieu of subscribing to new Investor Shares, at any time from and after the Effective Date. Upon the completion of such secondary purchases in an aggregate purchase amount equal to the requested funding amount (not to exceed the Maximum Commitment Amount), the Existing Shareholder’s obligations under this Section 5.3 shall be deemed satisfied. For the avoidance of doubt, the Existing Shareholder may satisfy its obligations under this Section 5.3 in part through such secondary purchases, in which case the Existing Shareholder's obligations under this Section 5.3 shall be reduced and deemed satisfied to the extent of the aggregate purchase amount of the Investor Shares so purchased, and the remaining obligations shall apply only to the balance of the requested funding amount. Section 5.4 Performance-Based Share Acquisition. (a) If the aggregate Target Revenue of the Company Entities derived from any and all business or operation thereof during the Company’s fiscal years 2027 through 2030 (both inclusive) (including, if Overgeared is commercially launched prior to the Company fiscal year 2027, then all Target Revenue generated by or relating to Overgeared from and after its commercial launch date) equals or exceeds [***] (the “Performance-Based Share Acquisition Triggering Event”), then, the Existing Shareholder shall have the right to require that the Company conduct a capital increase (the “Performance-Based Share Acquisition Funding”) by delivering a written notice (the “PBSA Funding Notice”) to the Investor and the Company at any time on or after the date on which the occurrence of the Performance-Based Share Acquisition Triggering Event is established pursuant to Section 2.7 (including by acceptance or deemed acceptance by the Investor of, or resolution of the Parties or confirmation by the Independent Accountant in respect of, the relevant Target Revenue Report), and the Investor shall be obligated to subscribe for newly issued Shares in an aggregate subscription amount equal to the sum of the amounts calculated with respect to each of the Company Entities as follows (the “Performance-Based Share Acquisition Amount”), provided that the Performance-Based Share Acquisition Amount shall not exceed [***]: (i) the per-share price of such Company Entity determined as follows in the following sequence (i.e., first, (i) the volume-weighted average price per share of the shares of such Company Entity for the regular trading sessions for the sixty (60)-trading day period ending on and including the trading day immediately preceding the date of the PBSA Funding Notice (as reported by the Korea Exchange or the relevant stock exchange or quotation system on which such Company Entity is then listed), if such Company Entity is listed on a recognized stock exchange, second, (ii) the per-share price of such Company Entity’s most recent external equity financing round consummated during the period of six (6) months immediately prior to the date of the PBSA Funding Notice, if available, and third, (iii) the fair market value per share of such Company Entity, to be determined by an independent accounting firm to be selected in accordance with the procedure set forth and described in Section 2.7(c) above), multiplied by

31 (ii) the aggregate number of shares of such Company Entity held by the employees or officers of such Company Entity, on a fully-diluted and as-converted basis, as of the date of the PBSA Funding Notice, multiplied by (iii) [***]. (b) Upon receipt of the PBSA Funding Notice from the Existing Shareholder, the Company shall promptly take all corporate actions necessary to authorize the third-party allotment under applicable Law and its articles of incorporation, including convening a meeting of the board of directors of the Company and issuing any required statutory notices to shareholders. (c) The Investor shall fund the Performance-Based Share Acquisition Amount by wire transfer of immediately available funds to a bank account designated by the Company and consummate the subscription on the closing date mutually agreed with the Company (provided that the closing hereunder shall occur within thirty (30) Business Days following the date of the PBSA Funding Notice), subject to: (i) the receipt of any applicable Governmental Approvals (which the Investor shall use its best efforts to obtain as promptly as practicable), and (ii) the execution and delivery of a customary subscription agreement containing only fundamental representations and warranties (including regarding title, authority, non-contravention, and issuance of the new Shares free and clear of all Liens). (d) Upon the Company’s receipt of the Performance-Based Share Acquisition Funding from the Investor, the Company shall use the proceeds of such funding exclusively to acquire the outstanding shares of the other Company Entities held by shareholders thereof (whether officers, employees or otherwise) at the direction of the Existing Shareholder (in terms of the scope and identity of selling shareholders, per share price, number of shares applicable to each selling shareholder and other terms and conditions). The Company shall, and the Investor shall take all Necessary Action to cause the Company to, execute such purchases as promptly as practicable in accordance with the direction provided by the Existing Shareholder. (e) Notwithstanding the foregoing, the obligations of the Investor and the Company under this Section 5.4 shall immediately and automatically lapse and be of no further force or effect upon (i) the consummation of the Investor Put Closing, or (ii) the termination of this Agreement due to breach or violation of any material term or condition of this Agreement by the Existing Shareholder pursuant to Section 9.3(b); provided that clause (ii) shall only apply if such termination occurs prior to the occurrence of the Performance-Based Share Acquisition Triggering Event. Notwithstanding any provisions to the contrary herein or elsewhere, once the Performance-Based Share Acquisition Triggering Event is triggered pursuant to this Section, the rights and obligations of the Parties under this Section shall survive until all of the proceeds of such funding have been used to acquire the outstanding shares of the Company Entities, at the sole discretion and direction of the Existing Shareholder, as contemplated in this Section. ARTICLE VI REPRESENTATIONS AND WARRANTIES Representations and Warranties. (a) Each Party represents and warrants to the other Parties that the statements contained in this Article VI are true and correct as of the Effective Date:

32 (i) Due Organization. If such Party is not a natural person, it is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. (ii) Authorization; Validity; Non-contravention. (A) If such Party is not a natural person, it has the requisite corporate power and authority and has taken all corporate actions necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by it as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Party is a natural person, such Party has the legal capacity to execute this Agreement and to perform such Party’s obligations hereunder. (B) This Agreement has been duly executed by such Party. This Agreement constitutes such Party’s valid and binding obligation enforceable against such Party in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. (iii) The execution, delivery and performance by such Party of this Agreement will not: (x) in the case of any Party that is not a natural person, violate or conflict with any provision of its articles of incorporation or other constitutional or equivalent governance documents, as amended, (y) violate, conflict with or contravene any Law applicable to such Party or by which any of such Party’s properties or assets are bound or (z) result in any breach of, or constitute a default (or event which, with the giving of notice or the lapse of time, would constitute a default) under, or result in the acceleration of, or give any other Person any rights of termination, acceleration or cancellation of, or result in any payment or payments becoming due to any Person pursuant to, any contract to which such Party is a party or to which any of such Party’s assets and properties are subject, in each case except any such violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to amount to a Material Adverse Effect with respect to such Party. ARTICLE VII COVENANTS Section 7.1 Articles of Incorporation. The Company shall adopt the articles of incorporation that are consistent in all material respects with the provisions set forth in this Agreement in a form reasonably satisfactory to the Shareholders. The Company shall use its reasonable efforts to cause each other Company Entity to adopt organizational documents (including articles of incorporation and bylaws) that are consistent in all material respects with the provisions set forth in this Agreement, to the extent applicable to such Company Entity. Section 7.2 Existing Shareholder and Founder Non-Compete; Non-Solicitation. (a) Existing Shareholder and Founder Non-Compete. The Existing Shareholder and the Founder agree that, during the period from the Second Closing Date until the earlier of (i) the date that is three and one-half (3.5) years after the Second Closing Date, (ii) June 30, 2030 and (iii) the Existing Shareholder Put Closing, the Existing Shareholder and the Founder shall not, without the prior written consent of the Investor, conduct or engage in any business of developing and publishing games that directly competes with the Company Entities’ principal businesses as currently conducted (a “Competing Business”) in any region

33 where the relevant Company Entity then engages in the Competing Business, other than those businesses, activities, involvement, investments and shareholdings that the Existing Shareholder or the Founder, directly or indirectly, conducts, operates, manages, holds, invests, participates, is involved in or is planning or contemplating as of the Second Closing Date hereof, and any additional operations, expansions and developments thereof (collectively, the “Excluded Business”). In any event, notwithstanding any provisions to the contrary, the Existing Shareholder and the Founder shall be entitled to, directly or indirectly, freely conduct, operate, manage, hold, invest, participate, become involved in, plan or contemplate any and all of the Excluded Business, as well as any other business, activity, involvement, investment and shareholding that do not cause material harm and damage to the Competing Business of the Company Entities. (b) Non-Solicitation. Each of the Investor, the Existing Shareholder and the Founder agrees that, during the period from the Second Closing Date until the earlier of (i) the date that is three and one-half (3.5) years after the Second Closing Date and (ii) June 30, 2030, such Person shall not, directly or indirectly, without the prior written consent of the Investor (in case of the Existing Shareholder or the Founder) or without the prior written consent of the Founder (in case of the Investor), solicit, request, entice or induce any officer or employee of any Company Entity to terminate his/her employment with such Company Entity with or without an intention to hire, employ, or attempt to hire or employ him/her. Notwithstanding the foregoing, the restrictions set forth in this Section shall not apply to (i) general solicitations or advertisements for employment not specifically directed at any officer or employee of any Company Entity, including postings on publicly available job boards, websites, social media platforms and/or the like, (ii) the hiring of any officer or employee who responds to such general solicitation, or (iii) candidates introduced by an independent third-party recruiter acting without specific direction to target the relevant officer or employee of any Company Entity. ARTICLE VIII INDEMNITY Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Parties (the “Indemnified Party”) from and against any and all Loss incurred by the Indemnified Party arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party in this Agreement or (ii) any breach of, or failure to perform, any of the covenants, agreements or obligations of the Indemnifying Party under this Agreement. ARTICLE IX EFFECTIVENESS, TERM AND TERMINATION Effectiveness of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement, including all rights and obligations set out herein, shall take effect from the date on which the First Closing occurs (the “Effective Date”). Automatic Termination. This Agreement shall be terminated automatically upon: (a) the event where either Shareholder no longer holds any Equity Securities in the Company; or

34 (b) the non-occurrence of the Second Closing by the Second Closing Long Stop Date due to any reason not attributable to the Existing Shareholder. Termination by Right. This Agreement may be terminated: (a) upon mutual consent of the Shareholders; (b) by either Party, upon its delivery at its option to the other Party of a written notice of termination in case (i) breach or violation of any material term or condition of this Agreement has been committed by the other Party and (ii) such breach or violation cannot be cured or is not cured by the other Party within thirty (30) days after the non-breaching Party has provided a written notice of such breach or violation to the other Party; or (c) by either Party, by providing a written notice thereof to the other Parties, if any of the following occurs with respect to the other Party: (i) the other Party becomes subject to the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration, reorganization or rehabilitation (by way of voluntary arrangement or otherwise); (ii) an involuntary bankruptcy proceeding is commenced against the other Party and the petition is not dismissed within thirty (30) days after commencement of the case; (iii) the application for or consent to the appointment of a receiver or trustee for the process of bankruptcy, reorganization, rehabilitation, winding-up or liquidation of the other Party is filed; or (iv) the other Party makes a general assignment for the benefit of, or any composition or arrangement with, its creditors. For the purposes of this Section 9.3, the Parties acknowledge and agree that (x) the Existing Shareholder and the Founder shall be deemed as a single Party, and (y) the Company and the Shareholder that Controls the Company at the time a ground for termination arises shall be deemed as a single Party. Each of the Parties that constitute a single Party may not terminate this Agreement against each other. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.2 or Section 9.3, this Agreement shall be terminated and become void and of no effect without liability hereunder on the part of any Party to the other Party, except that Sections 1.1 (Definitions), Section 5.4 (Performance-Based Share Acquisition), Article VIII (Indemnity), Article IX (Effectiveness, Term and Termination), Article X (Miscellaneous) and any other provisions that by their nature are intended to survive, shall survive any termination of this Agreement; provided, that, nothing in this Section 9.4 shall relieve or release any Party of any liability or damages arising out of such Party’s breach of this Agreement prior to termination. ARTICLE X MISCELLANEOUS Section 10.1 Confidentiality. Each of the Shareholders and the Founder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than in connection with its investment in the Company, any written, oral, or other information obtained from any Company Entity pursuant to or in connection with this Agreement or (in the case of any Shareholders) its rights or status as a shareholder of the Company (such information, including any information received from the Company pursuant to Article II, the “Confidential Information”), unless (i) such information is already known to such Party (for the avoidance of doubt, any applicable confidentiality obligations or restrictions to which such information or Party is subject shall continue to apply), (ii) such information is or becomes publicly available

35 through no fault of such Party, (iii) the use of such information is necessary or reasonably appropriate in making any filing with any Governmental Authority or obtaining any Governmental Approvals, (iv) the furnishing or use of such information is required by applicable Laws and (v) the furnishing of such information is made to its Affiliates, or such Party’s or its Affiliates’ respective directors, officers, employees and professional advisers who need to know such information, upon notification to such Persons that such disclosure is made in confidence and shall be kept in confidence (provided, that the disclosing Party shall be responsible for any breach of such confidentiality obligation by such Persons to whom disclosure is made under this clause (v) shall establish appropriate information barriers or other restrictions reasonably sufficient to prevent the circulation of Confidential Information of the Company to any Person engaged in a Competing Business or any other circulation in violation of the applicable competition Laws). Except to the extent prohibited by applicable Laws, in the event of termination of this Agreement, the Shareholders and the Founder shall return or destroy all Confidential Information. Further, neither the Shareholders nor the Founder shall make or issue any press release or public disclosure without the prior written consent of the other Parties (other than the Company) in relation to the execution, content or termination of this Agreement. Section 10.2 Fees and Expenses; Taxes. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Each Party shall bear and be responsible for its own Taxes arising from the transactions contemplated hereby and the performance of its obligations under this Agreement. Section 10.3 Notices. All notices and other communications required or permitted by this Agreement shall be in writing and addressed to the relevant recipient in the manner provided below, and shall be deemed to have been duly and sufficiently given only if delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email transmission. (a) If to the Existing Shareholder: REDICE & COMPANY, INC. 731-ho and 732-ho, 92 Jomaru-ro 385beon-gil, Wonmi-gu, Bucheon- si, Gyeonggi-do, Korea Attention: [***] Email: [***] with a copy (which shall not constitute notice) to: Yoon & Yang LLC ASEM Tower, 517 Yeongdong-daero, Gangnam-gu, Seoul 06164, Korea Attention: Mr. Sukjin Lim, Ms. Yeon-Jeong Chae Email: sjlim@yoonyang.com; yjchae@yoonyang.com (b) If to the Investor: WEBTOON Entertainment Inc. 222 N. Pacific Coast Hwy, Suite 2300, El Segundo, California 90245,

36 United States Attention: [***] Email: [***] with a copy (which shall not constitute notice) to: Kim & Chang 39, Sajik-ro 8-gil, Jongno-gu Seoul, Korea 03170 Attention: Dukjoong Na Tel: +822-3703-1565 Email: dukjoong.na@KimChang.com (c) If to the Founder: MR. TAIL HAN [***] Email: [***] with a copy (which shall not constitute notice) to: [***] 731-ho and 732-ho, 92 Jomaru-ro 385beon-gil, Wonmi-gu, Bucheon- si, Gyeonggi-do, Korea Email: [***] Yoon & Yang LLC ASEM Tower, 517 Yeongdong-daero, Gangnam-gu, Seoul 06164, Korea Attention: Mr. Sukjin Lim, Ms. Yeon-Jeong Chae Email: sjlim@yoonyang.com; yjchae@yoonyang.com (d) If to the Company: RI GAMES HOLDINGS INC. C-79 ho, 6th Floor, 78, Jungdong-ro 254-beon-gil Wonmi-gu, Bucheon-si, Gyeonggi-do, Republic of Korea Attention: [***] Email: [***] with a copy (which shall not constitute notice) to: Yoon & Yang LLC ASEM Tower, 517 Yeongdong-daero, Gangnam-gu, Seoul 06164, Korea Attention: Mr. Sukjin Lim, Ms. Yeon-Jeong Chae Email: sjlim@yoonyang.com; yjchae@yoonyang.com or, in each case, to such other Person or address as any Party shall specify by notice in writing to the other Party.

37 Section 10.4 Entire Agreement. This Agreement (together with any Schedules hereto) constitutes the entire agreement between the Parties and supersedes any other undertakings and agreements, oral and written, with respect to the subject matter hereof including the transactions contemplated hereby. Section 10.5 Binding Effect; Benefit; Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other Parties, except with respect to a Transfer to an Affiliate pursuant to Section 3.4(c). Any attempted assignment in violation of this Section 10.5 shall be void. Section 10.6 Amendment and Modification. (a) Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Parties. (b) No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party providing such waiver or consent. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing. Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, including by email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. Section 10.8 Governing Law; Dispute Resolution Forum. (a) This Agreement shall be governed by and construed in accordance with the Laws of Korea, without regard to the conflicts of laws rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction. (b) Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be subject to the exclusive jurisdiction of the Seoul Central District Court. Section 10.9 Specific Performance. Each Party acknowledges and agrees that the other Parties would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that an award of monetary damages would be inadequate in such event. Accordingly, it is acknowledged that each of the Parties shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Governmental Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach.

38 Section 10.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Agreement may be performed as originally contemplated to the fullest extent possible. Section 10.11 Remedies; Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise. * * * * *

[Signature Page to Shareholders Agreement] IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above. EXISTING SHAREHOLDER: REDICE & COMPANY, INC. By ___________________________ Name: Tae Hyeok Ha Title: Director /s/ Tae Hyeok Ha

[Signature Page to Shareholders Agreement] IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above. INVESTOR: WEBTOON ENTERTAINMENT INC. By ___________________________ Name: Junkoo Kim Title: Chief Executive Officer By ___________________________ Name: Yongsoo Kim Title: President /s/ Junkoo Kim /s/ Yongsoo Kim

[Signature Page to Shareholders Agreement] IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above. FOUNDER: TAIL HAN ___________________________ Date of Birth: [***] /s/ Tail Han

[Signature Page to Shareholders Agreement] IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above. COMPANY: RI GAMES HOLDINGS INC. By ___________________________ Name: Oh Seung Kwon Title: Director /s/ Oh Seung Kwon